Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Echelon Corporation:

We consent to the incorporation by reference herein of our report dated March 15, 2010, with respect to the consolidated balance sheets of Echelon Corporation and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of operations, stockholders’ equity, comprehensive loss, and cash flows for each of the years in the three-year period ended December 31, 2009, and the effectiveness of internal control over financial reporting as of December 31, 2009, included in the Annual Report on Form 10-K of Echelon Corporation for the year ended December 31, 2009, and to the reference to our firm under the heading “Experts” in the prospectus.

/S/ KPMG LLP

Mountain View, California

May 6, 2010